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                                                                  EXHIBIT 23.2

                        INDEPENDENT AUDITORS' CONSENT


We consent to the use and incorporation by reference in this Amendment No. 2 to the Registration Statement No. 33-63317 of Bernard Chaus, Inc. on Form S-2 of our report dated October 6, 1995 (October 31, 1995 as to Note 10.c.) included in the Annual Report on Form 10-K of Bernard Chaus, Inc. for the year ended June 30, 1995, and to the use of our report dated October 6, 1995 (October 31, 1995 as to Note 10.c.) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
New York, New York
November 13, 1995